ISE Announces Chairman and CEO Succession Plan

NEW YORK, April 2, 2007 - International Securities Exchange Holdings, Inc. (NYSE: ISE) today announced that David Krell, ISE's President and Chief Executive Officer, will retire on January 1, 2008. Upon his retirement, Mr. Krell will remain on ISE's Board of Directors, and the Board intends to elect Mr. Krell as its Chairman, pending required approvals.  Gary Katz, ISE's Chief Operating Officer, will succeed Mr. Krell as President and Chief Executive Officer at that time.  Mr. Katz will also join ISE's Board of Directors commensurate with his new position as Chief Executive Officer.

Messrs. Krell and Katz are co-founders of ISE, have managed the Company since its inception, and have worked closely to lead ISE to its current position as the largest equity options exchange in the world. Their working relationship extends over twenty-one years and began in 1986 when Mr. Katz joined the Options and Index Products division of the New York Stock Exchange which Mr. Krell headed.

Following their tenure at NYSE, Messrs. Krell and Katz founded ISE in 1997 along with William Porter, then Chairman of E*Trade, and his colleague Marty Averbuch. Mr. Katz is one of the principal developers of ISE's unique auction market structure and is named as inventor or co-inventor on six patents that ISE has received or applied for relating to its proprietary trading system and technology. As Chief Operating Officer, Mr. Katz currently oversees ISE's Options Exchange and Stock Exchange and has responsibility for four of ISE's corporate divisions: Corporate Initiatives, Technology, Marketing, and Finance and Administration.

Frank Jones, Chairman of ISE, said, "On behalf of the ISE Board of Directors, I am delighted to announce that we intend to elect David Krell as our next Chairman. David has guided ISE since its founding, and his expertise and vision will continue to further the Company's growth in this new role. It was my honor to take over the Chairmanship from Ivers Riley and to serve ISE's shareholders and Board, and it will be my privilege to nominate David for this position. Following the transition, I will remain a member of the Board and look forward to working with David and Gary in their new capacities."

"I am very pleased to continue my service to the Board in the role of Chairman and am confident that Gary's appointment as ISE's next CEO will ensure a smooth and seamless transition, enabling the Company to maintain its strategic direction in the years to come," said David Krell. "Gary and I have worked together for over twenty-one years, and there is no one more knowledgeable or better equipped to take over as CEO upon my retirement. Since ISE's inception, Gary has been instrumental in defining the Company's long-term strategy and executing our key business objectives. As COO with oversight of the day-to-day operations of the Company, his contributions to the growth and profitability of ISE have been invaluable, and this leadership will continue in his new role."

Gary Katz added, "I am thrilled that the Board has selected David to become ISE's next Chairman. As co-founders of ISE, we have had a unique opportunity to build a business together from the ground up, creating what is now the world's largest equity options exchange and, more recently, launching the ISE Stock Exchange. I am delighted that David has agreed to take on the role of Chairman and remain involved with our Company. Looking ahead, this is a particularly exciting time for ISE, and David and I will continue our close collaboration as we assume our new leadership roles. We are delivering many elements of the strategic vision that we have set forth. We are continuing to grow our equities exchange and pursue new opportunities as ISE evolves into a multi-asset class business and expands its global footprint."

ISE will be seeking changes to its corporate documents at its annual meeting on May 8, 2007 to allow Mr. Krell to be elected to the Board and appointed Chairman upon his retirement as President and CEO. Following stockholder approval, these changes will be subject to regulatory approval.

ISE Background

International Securities Exchange Holdings, Inc. (NYSE: ISE), through its subsidiaries, operates a family of innovative securities markets. ISE is founded on the principle that technology and competition create better, more efficient markets for investors and consists of an options exchange, a stock exchange and an alternative markets platform. ISE continually enhances its trading systems and develops new products to provide investors with the best marketplace and investment tools to trade smarter.

ISE developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully electronic US options exchange. Currently, ISE operates the largest U.S. equity options exchange and is among the leading options exchanges in the world. ISE offers index options, including a portfolio of proprietary index products, and enhanced market data products for sophisticated investors. ISE FX Options(TM) are slated to launch in 2007.

ISE Stock Exchange, launched in September 2006 with strategic partners, includes an innovative MidPoint Match(TM) platform which offers investors continuous price improvement. MidPoint Match was integrated with a fully displayed Best Bid Offer market in the fourth quarter of 2006.

ISE's alternative markets business currently consists of an events market trading platform known as Longitude. Longitude's patented and proprietary technology provides a unique parimutuel structure for derivatives auctions which results in greater trading and pricing flexibility for market participants.

For more information about ISE and its options exchange, visit www.iseoptions.com and for more information about ISE Stock Exchange, visit www.isestock.com. Additionally, to learn more about ISE alternative markets technology, visit www.longitude.com.

CONTACT:

Media:

Molly H. McGregor

International Securities Exchange

212-897-0275

mmcgregor@iseoptions.com

Investors:

Thomas Gibbons

International Securities Exchange

212-897-8167

tgibbons@iseoptions.com

Forward Looking Statements

Certain matters discussed in this press release are "forward looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements, to be materially different from those contemplated by the forward looking statements. We undertake no ongoing obligation, other than that imposed by law, to update these statements. Factors that could affect our results, levels of activity, performance or achievements and cause them to materially differ from those contained in the forward looking statements can be found in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, current reports on Form 8-K and quarterly reports on Form 10-Q, as amended.

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